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                                                                     EXHIBIT 4.3


                           CERTIFICATE OF DESIGNATION
                             OF 7.0% SERIES A SENIOR
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                              QUOKKA SPORTS, INC.
               PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

        QUOKKA SPORTS, INC., a corporation organized under the laws of the State of Delaware (the "CORPORATION"), certifies that, pursuant to the authority contained in its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, $.0001 par value per share, designated 7.0% Series A Senior Convertible Preferred Stock:

        RESOLVED, that the series of authorized Preferred Stock, $.0001 par value per share, designated 7.0% Series A Senior Convertible Preferred Stock of the Corporation be hereby created, and that the designations and amounts thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

        A. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section E or as provided in the Agreement; and

        B. The Corporation shall have authority to issue 40,000 shares of 7.0% Series A Senior Convertible Preferred Stock, $.0001 par value per share (the "CONVERTIBLE PREFERRED STOCK").

        C. The voting powers, preferences and relative, participating, optional and other special rights of the shares of the Convertible Preferred Stock, and the qualifications, limitations and restrictions thereof are as follows:

               1. Ranking. The Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank senior to all other equity securities of the Corporation, and any other series or class of the Corporation's preferred stock, common stock or other capital stock, now or hereafter authorized or issued.

               2. Accretion of Liquidation Value; Dividends and Distributions. The Liquidation Value of the Convertible Preferred Stock shall increase, and the holders of shares of Convertible Preferred Stock shall be entitled to receive dividends, as, when and if declared by the Board of Directors out of funds legally available therefor ("LEGALLY AVAILABLE FUNDS"), as follows:

                      (a) Accretion of Liquidation Value. The Liquidation Value of each share of Convertible Preferred Stock shall increase and accumulate on a daily basis (whether or not declared) from the Agreement Date at an annual rate equal to 7.0% of the Stated Value thereof, from the Agreement Date to the first Compounding Date (as defined below), and thereafter of the Liquidation Value as of the most recent Compounding Date, calculated on the basis of a 365-day year, and shall compound on a quarterly basis on March 31, June 30,

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September 30 and December 31 of each year (each, a "COMPOUNDING DATE"), whether or not declared. The cumulative amount by which the Liquidation Value is increased pursuant to this Section C(2)(a) shall be referred to as the "ACCRETED AMOUNT."

                      (b) Participating Dividends. For so long as any shares of Convertible Preferred Stock remain outstanding, the Corporation shall not declare a dividend or make any other distribution (including in cash, in stock, or other property or assets) to holders of any other equity securities of the Corporation except with respect to any class or series of capital stock created in the future and approved by the holders of the Convertible Preferred Stock pursuant to Section C(3) hereof.

                      (c) Dividends Pro Rata. All dividends paid with respect to shares of Convertible Preferred Stock shall be paid pro rata to the holders entitled thereto. If the Legally Available Funds shall be insufficient for the payment of the entire amount of cash dividends payable at any dividend payment date, such funds shall be allocated pro rata for the payment of dividends with respect to the shares of Convertible Preferred Stock based upon the aggregate Liquidation Value of the outstanding shares of Convertible Preferred Stock.

               3. Voting Rights. Except as required by law or by this Section C(3), the holders of the Convertible Preferred Stock shall not be entitled to vote on any matter voted on by the Stockholders of the Corporation. None of the following actions may be taken, directly or indirectly, by the Corporation or any of its Subsidiaries, without the approval of the holders of at least a majority of all issued and outstanding shares of Convertible Preferred Stock, voting in person or by proxy, at a special or annual meeting called for the purpose or by written consent:

                      (a) The adoption of an amendment, restatement or modification of the Amended and Restated Certificate of Incorporation, By-laws, certificates of designation (including this Certificate of Designation) or other governance documents which would change or otherwise adversely affect the rights of the holders of the Convertible Preferred Stock; and

                      (b) The authorization, creation or issuance of any shares of capital stock or other equity or equity-linked securities which are ranked prior to, or are pari passu with, the Convertible Preferred Stock or any shares of capital stock or other equity or equity-linked securities which are ranked junior to the Convertible Preferred Stock if the terms of such junior securities provide for any dividend or distribution payable in cash, stock or other assets or property of the Corporation.

               4. Liquidation, Dissolution or Winding Up.

                      (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Common Stock or of any other capital stock ranking in any such event junior to the Convertible Preferred Stock, the holders of shares of Convertible Preferred Stock shall be entitled to be paid the Liquidation Value.

                      (b) If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Convertible Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Convertible Preferred Stock shall be distributed among and paid to such holders

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ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                      (c) A consolidation, merger or other business combination of the Corporation resulting in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction owning or controlling a majority of the voting securities of the continuing or surviving entity immediately following such transaction shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section C(4) (unless in connection therewith the liquidation of the Corporation is specifically approved).

               5. Conversion Rights; Adjustments. The holders of the Convertible Preferred Stock shall have conversion rights beginning nine months from the date hereof as follows (the "CONVERSION RIGHTS"):

                      (a) Holder's Right to Convert. The Stated Amount of the Convertible Preferred Stock plus all accrued and unpaid dividends thereon shall be convertible, in whole or in part (subject to Section C(5)(l) hereof), at the option of the holder thereof, at any time subsequent to nine months after the Agreement Date and from time to time thereafter into fully paid and nonassessable shares of Common Stock at the then effective Conversion Rate (as defined below) (each such conversion, a "HOLDER'S OPTIONAL CONVERSION").

                      The "CONVERSION RATE", as of any Conversion Date (as defined below), shall equal an amount determined by dividing (i) the portion of the Stated Amount proposed to be converted into Common Stock outstanding on such date, plus the ratable portion of the Accreted Value and any accrued and unpaid dividends on the Convertible Preferred Stock proposed to be converted into Common Stock, by (ii) the Conversion Price (as defined below) in effect as of such Conversion Date. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of the Convertible Preferred Stock without the payment of additional consideration by the holder thereof (the "CONVERSION PRICE") shall initially be $1.50. Such initial Conversion Price and the rate at which the Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

                      (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock. In lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the closing price per share of Common Stock on the trading date immediately preceding the related Conversion Date (as defined below).

                      (c) Mechanics of Conversion.

                            (i) In order to exercise its rights pursuant to a
holder's Optional Conversion, the holder shall deliver written notice in the form of Exhibit A to the Corporation stating that such holder elects to convert all or part of the Convertible Preferred Stock, plus the ratable portion of any accrued but unpaid dividends, represented by such shares of Convertible Preferred Stock. Such notice shall state the Stated Amount, plus the ratable portion of any accrued but unpaid dividends, of the shares of Convertible Preferred Stock which the holder seeks to convert and shall be accompanied within one (1) trading day by the certificates representing the shares of Convertible Preferred Stock subject to conversion. The date contained in the notice shall be the conversion date ("CONVERSION DATE") and the holder

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shall be deemed to own the underlying Common Stock as of such date. As soon as practicable (but no later than seven business days) after the Conversion Date, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled (which number of shares may be reduced by the Corporation in accordance with Section C(5)(l) hereof) and, in the case where only some of the holder's certificates representing the shares of Convertible Preferred Stock are converted, the Corporation shall execute and deliver (at its own expense) a new certificate of any authorized denomination as requested by a holder in an aggregate amount equal to and in exchange for the unconverted portion of the shares of Convertible Preferred Stock so surrendered. Notwithstanding anything to the contrary in this Section C(5), in the case where only some but not all of the shares of Convertible Preferred Stock held by a holder are converted, the amount of the unconverted shares of Convertible Preferred Stock shall be at least $1,000. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion of the Convertible Preferred Stock, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Corporation shall use its reasonable best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion or exercise to the holder, by crediting the account of holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to Section C(5) shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

                            (ii) The Corporation shall at all times during which
the Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of 125% of the outstanding shares of Convertible Preferred Stock.

                            (iii) All shares of Convertible Preferred Stock (or
the portions thereof) which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Convertible Preferred Stock, including the rights, if any, to receive dividends, notices and consent rights shall immediately cease and terminate on the Conversion Date, except for the right of the holders thereof to receive shares of Common Stock in exchange therefor, and, if applicable, cash for any fractional shares of Common Stock. Any shares of Convertible Preferred Stock, to the extent so converted, shall be retired and canceled.

                            (iv) If a Holder's Optional Conversion is in
connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the holders entitled to receive the Common Stock issuable upon such

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conversion of the Convertible Preferred Stock shall not be deemed to have converted such Convertible Preferred Stock until immediately prior to the closing of the sale of securities.

                      (d) Adjustments to Conversion Price for Diluting Issues.

                            (i) Special Definitions. For purposes of this
Section 5(d), the following definitions shall apply:

                                    (A) "OPTION" shall mean Rights, options or
        warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, other than such Rights, options or warrants granted to employees, directors or bona fide consultants of the Corporation pursuant to plans or arrangements approved by the Corporation's board of directors.

                                    (B) "CONVERTIBLE SECURITIES" shall mean any
        evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                    (C) "ADDITIONAL SHARES OF COMMON STOCK"
        shall mean all shares of Common Stock issued (or, pursuant to Section 5(d)(ii) below, deemed to be issued) by the Corporation after the Agreement Date other than the Reserved Employee Shares.

                                    (D) "RIGHTS TO ACQUIRE COMMON STOCK" (or
        "RIGHTS") shall mean all rights issued by the Corporation to acquire Common Stock whether by exercise of a warrant, option or similar call, or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

                                    (E) "RESERVED EMPLOYEE SHARES" shall mean
        shares of Common Stock issued after the Agreement Date to employees, directors or bona fide consultants of the Corporation or any affiliate, pursuant to stock purchase or stock option plans or arrangements approved by the Corporation's board of directors or shares issued after repurchase pursuant to any restricted stock purchase agreement following a termination, in an aggregate amount of up to the sum of (i) 16,031,363 shares of Common Stock, (ii) an additional 1,500,000 shares of Common Stock for each twelve month period that begins (each January 31st) after the Agreement Date while the Convertible Preferred Stock are outstanding and (iii) that number of additional shares of Common Stock equal to 10% of the number of shares of Common Stock issued as consideration in an acquisition of a business, assets or a legal entity that is permitted pursuant to the provisions of the Agreement and is approved by the Corporation's board of directors.

                            (ii) Issue of Securities Deemed Issue of Additional
Shares of Common Stock. If the Corporation at any time or from time to time after the Agreement Date issues (other than pursuant to the Transaction Documents or the Restructuring Documents) any Options or Convertible Securities or Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights to Acquire Common Stock or, in the case of Convertible

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Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue; provided, however, that in any such case:

                                    (A) No further adjustment in the Conversion
        Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Options, Rights or conversion or exchange of such Convertible Securities;

                                    (B) Upon the expiration or termination of
        any unexercised Option, Right or Convertible Security issued or granted after the Agreement Date, the Conversion Price shall be adjusted immediately to reflect the applicable Conversion Price which would have been in effect had such Option, Right or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

                                    (C) In the event of any change in the number
        of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the Conversion Price adjustment that was originally made upon the issuance of such Option, Right or Convertible Security which were not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

                            (iii) Adjustment of Conversion Price upon Issuance
of Additional Shares of Common Stock.

                                    (A) If the Corporation shall at any time
        after the Agreement Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C(5)(d)(ii) but excluding shares issued as a dividend or distribution as provided in Section C(5)(g) or upon a stock split or combination as provided in Section C(5)(e)), without consideration, or for a consideration per share less than the average closing price per share of Common Stock for the ten (10) consecutive trading days immediately preceding the date of such issue (the "MARKET PRICE"), then and in such event, the Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance plus (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Market Price per share of Common Stock on the date immediately prior to such issue and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of such Additional Shares of Common Stock so issued.

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                                    (B) If the Corporation shall at any time
        after the Agreement Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C(5)(d)(ii), but excluding shares issued as a dividend or distribution as provided in Section C(5)(g) or upon a stock split or combination as provided in Section C(5)(e)), for a consideration per share less than the Conversion Price (as adjusted) on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance plus (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase if the amount paid for such shares was equal to the Conversion Price and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of such Additional Shares of Common Stock so issued.

                                    (C) If the Corporation shall at any time
        after the Agreement Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C(5)(d)(ii), but excluding shares issued as a dividend or distribution as provided in Section C(5)(g) or upon a stock split or combination as provided in Section C(5)(e)), for a consideration per share that is less than the Fair Market Value and less than the Conversion Price (as adjusted), in each case on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, to equal the lesser of (a) the Conversion Price as adjusted pursuant to Section C(5)(d)(iii)(A) or (B) the Conversion Price as adjusted pursuant to Section C(5)(d)(iii)(B).

        Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more. No adjustment of the Conversion Price pursuant to this Section C(5)(d) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment other than pursuant to a reverse stock split.

                             (iv) Determination of Consideration. For purposes
of this Section C(5)(d), "FAIR MARKET VALUE" of the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (A) Cash and Property. Such consideration
        shall:

                                            (1) insofar as it consists of cash,
               be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued dividends;

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                                            (2) insofar as it consists of
               property other than cash, be computed at the Fair Market Value thereof at the time of such issue, as determined in good faith by the Corporation's board of directors with the assistance of qualified professionals, as necessary; and

                                            (3) in the event Additional Shares
               of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Corporation's board of directors.

                                    (B) Options, Rights and Convertible
        Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C(5)(d)(ii), relating to Options, Rights and Convertible Securities, shall be determined by dividing

                                            (1) the total amount, if any,
               received or receivable by the Corporation as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

                                            (2) the maximum number of shares of
               Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities.

                      (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Agreement Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Agreement Date combine (including pursuant to a reverse stock split) the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                      (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Agreement Date shall make or issue a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding

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immediately prior to such issuance plus the number of such Additional Shares of
Common Stock issuable in payment of such dividend or distribution.

                      (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Agreement Date shall make or issue, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or other assets or properties (including, without limitation, cash dividends), then and in each such event, provision shall be made so that the holders of the Convertible Preferred Stock shall receive in addition to the number of shares of Common Stock receivable upon conversion of the Convertible Preferred Stock, the amount of securities of the Corporation or other assets or properties that they would have received had their shares of Convertible Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or other assets or properties receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Convertible Preferred Stock; provided that, in the event rights or benefits under such securities, assets or properties shall terminate prior to the time that the holder of any shares of Convertible Preferred Stock may elect to convert such Convertible Preferred Stock into shares of Common Stock, such amount of securities, assets or properties that the holder would have received had such holder converted his or her Convertible Preferred Stock immediately prior to the distribution shall be distributed to the holder of Convertible Preferred Stock on the date the securities, assets or properties are distributed to the holders of Common Stock.

                      (h) No Reclassification, Recapitalization, Exchange or Substitution. The Common Stock issuable upon the conversion of the Convertible Preferred Stock shall not be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, recapitalization or otherwise (other than (x) a subdivision or combination of shares or (y) merger, consolidation or asset sale permitted under the Agreement and in which at least 90% of the Net Proceeds are applied to the redemption of the Convertible Preferred Stock until such Convertible Preferred Stock is redeemed in accordance with the terms of Section 6 hereof and the Notes are redeemed in accordance with the terms thereof).

                      (i) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C(5) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preferred Stock against impairment to the extent required hereunder. Nothing in this Section C(5) shall affect the continued accrual of dividends on the Convertible Preferred Stock in accordance with the terms of this Certificate of Designations.

                      (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section C(5), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Convertible Preferred

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Stock outstanding, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the reasonable written request of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Convertible Preferred Stock. Despite such adjustment or readjustment, the shares representing Convertible Preferred Stock, if the same shall reflect the initial or any subsequent Conversion Price, need not be changed in order for the adjustments or readjustments to be valid in accordance with the provisions of this Certificate of Designation, which shall control.

                      (k) Notice of Record Date. In the event:

                             (i) that the Corporation declares a dividend (or
any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                             (ii) that the Corporation subdivides or combines
its outstanding shares of Common Stock;

                             (iii) of any reclassification of the Common Stock
of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon);

                             (iv) of any Capital Reorganization; or

                             (v) of the involuntary or voluntary dissolution,
liquidation or winding up of the Corporation;

        THEN the Corporation shall cause to be filed at its principal office, and shall cause to be mailed to the holders of the Convertible Preferred Stock at their last addresses as shown on the records of the Corporation, at least ten
(10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating

                                    (A) the record date of such dividend,
        distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                                    (B) the date on which such reclassification,
        Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up.

                      (l) Limitations on Holder's Right to Convert.

                                    (A) Notwithstanding anything to the contrary
        contained herein, the number of shares of Common Stock that may be acquired by the holder upon conversion of any shares of Convertible Preferred Stock pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common

        Stock deemed beneficially owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder's "affiliates" (as defined in Rule 144 of the Act) ("AGGREGATION PARTIES") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act , exists, would exceed 9.99% (or 4.99% to the extent the holder of Convertible Preferred Stock so provides in the Agreement) of the total issued and outstanding shares of the Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE").

                             (ii) The Holder covenants at all times on each day
(each such day being referred to as a "COVENANT DAY") as follows: During the balance of such Covenant Day and the succeeding sixty-one (61) days (the balance of such Covenant Day and the succeeding 61 days being referred to as the "COVENANT PERIOD") such holder will not acquire shares of Common Stock pursuant to any right existing at the commencement of the Covenant Period to the extent the number of shares so acquired by such holder and its Aggregation Parties (ignoring all dispositions) would exceed:

                              (x) the Restricted Ownership Percentage of the total number of shares of Common Stock outstanding at the commencement of the Covenant Period,

                              minus

                              (y) the number of shares of Common Stock owned by such holder and its Aggregation Parties at the commencement of the Covenant Period.

        A new and independent covenant will be deemed to be given by the holder as of each moment of each Covenant Day. No covenant will terminate, diminish or modify any other covenant. The holder agrees to comply with each such covenant. This Section C(5) controls in the case of any conflict with any other provision of any other agreement to which the Corporation and the holder may be a party.

               6. Redemption.

                      (a) (i) Mandatory Redemption. On the closing date of any Change of Control Transaction (the "MANDATORY REDEMPTION DATE"), the Corporation shall redeem each outstanding share of Convertible Preferred Stock, at a redemption price per share equal to the lesser of (a) Liquidation Value or (b) an amount equal to the Change of Control Net Sale Proceeds less the Management Incentive Payment divided by the number of shares of Convertible Preferred Stock outstanding (the "REDEMPTION CONVERSION PRICE"). For purposes of the foregoing, "CHANGE OF CONTROL NET SALE PROCEEDS" shall mean the gross cash proceeds or other non-cash consideration permitted under the Agreement ("PERMITTED COMMON STOCK CONSIDERATION") from such Change of Control Transaction, in each case less the fees of investment bankers and finders, if any, and severance payments paid, or expected to be paid, to senior management or executive members of the board of the Corporation not exceeding the maximum amount set forth on Section 2.17(g) to the Agreement in connection with such Change of Control Transaction; provided that in the case of a Controlling Equity Interest Event (as defined herein), the Change of Control Net Sale Proceeds shall mean an amount necessary to pay the sum of (i) the Liquidation Value of the Convertible Preferred Stock, (ii) the Management Incentive Payment and (iii) the aggregate outstanding Face Amount of the Amended Notes, together with interest and Payments (as defined in the Amended Notes thereon through the date of repayment and provided, further, that in connection with a Change of Control Transaction involving a merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, the gross sale proceeds (as used for purposes of determining the Change of Control Net Sale Proceeds) shall be determined based upon the value of the aggregate consideration paid directly or indirectly by or on behalf of such other Person (or any affiliate thereof), to all holders of the Company's securities (including, without limitation, holders of Common Stock, PIK Preferred Shares, the Notes, the Amended Notes and the Warrants), in connection with such transaction, calculated as if such transaction constituted the acquisition of a 100% interest in the Company without regard to whether such entity was a stockholder of the Company prior to effecting such transaction. The Corporation shall not permit a Change of Control Transaction to occur unless the consideration therefore is payable entirely in cash or Permitted Common Stock Consideration. In the event that the Change of Control Net Sale Proceeds are less than the aggregate Liquidation Value of the outstanding Convertible Preferred Stock (as adjusted for payments made pursuant to Section 6(a)(ii)), the Corporation shall apply 90% of the Change of Control Net Proceeds to redeem all outstanding Convertible Preferred Stock pro rata with the balance applied to cover the Management Incentive Payment. The obligation of the Corporation to redeem the outstanding Convertible Preferred Stock upon the occurrence of a Controlling Equity Interest Event shall be deemed a separate contractual obligation of the Corporation and not merely a term of the Convertible Preferred Stock and, accordingly, such obligation, if not satisfied in full, shall constitute a separate unpaid senior unsubordinated debt obligation of the Corporation. The total amount payable per share of Convertible Preferred Stock to be redeemed or converted, as applicable (the "REDEEMED SHARES"), on the Mandatory Redemption Date is hereinafter referred to as the "REDEMPTION PRICE," and the payment to be made on the Mandatory Redemption Date for the Redeemed Shares is hereinafter referred to as the "REDEMPTION PAYMENT." Upon written notice from the Corporation, to be provided at least twenty (20) Business Days prior to the Mandatory Redemption Date, and payment in full of the Redemption Payment, each holder of Convertible Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Convertible Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. On the Mandatory Redemption Date, the Corporation shall deliver to the office of said transfer agent the Redemption Price in full in cash, on behalf of the person or persons entitled to receive the same or to the nominee or nominees of such person. The provisions of this Section C(6)(a) shall only apply to shares of Convertible Preferred Stock not converted into Common Stock prior to the Mandatory Redemption Date, and nothing herein shall prohibit a holder of Convertible Preferred Stock from converting its shares at any time prior to the Mandatory Redemption Date.

        (ii) Mandatory Partial Redemption. On the closing date of any Permitted Asset Sale, the Corporation shall apply 90% of the Asset Sale Net Sale Proceeds to redeem on a pro rata basis outstanding shares of Convertible Preferred Stock at their Liquidation Value with the balance payable to the Management Incentive Payment. For purposes of the foregoing, "ASSET

SALE NET SALE PROCEEDS" shall mean the gross cash proceeds from such Permitted Asset Sale, in each case less the fees of investment bankers and finders, if any, severance payments of senior management associated with such Permitted Asset Sale not exceeding the maximum amount set forth in Section 2.17(g) to the Agreement in connection with such Permitted Asset Sale. The Corporation shall not permit a Permitted Asset Sale to occur unless the consideration therefore is payable entirely in cash or Permitted Common Stock Consideration. In the event the value of proceeds payable pursuant to a Permitted Asset Sale shall be less than $2,500,000, the Corporation shall hold such proceeds in a segregated account for the benefit of the persons entitled thereto and shall pay such amounts (together with any interest earned thereon) to such persons upon the occurrence of an additional Permitted Asset Sale which results in the cumulative proceeds available for distribution exceed $2,500,000 or upon a Change of Control Transaction. In no event shall the Corporation accept non-cash consideration in connection with any Permitted Asset Sale if the value thereof (determined as provided in the Agreement) is less than $2,500,000.

                      (b) Termination of Rights. Except as otherwise set forth herein, on and after the Mandatory Redemption Date all rights of any holder of Convertible Preferred Stock as a holder of Redeemed Shares shall cease and terminate; and such Redeemed Shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; except that, if the Corporation defaults in the payment of the Redemption Payment for any reason, the rights, preferences and privileges of the holders of Convertible Preferred Stock shall continue to inure to the benefit of the holders of Convertible Preferred Stock until the Corporation cures such default.

               7. Status on Conversion or Redemption. Upon any redemption of shares of the Convertible Preferred Stock and payment in full of the Redemption Price the shares of Convertible Preferred Stock so converted or redeemed shall be canceled.

        D. General Provisions.

               1. Notices. Except as otherwise expressly provided, whenever notices or other communications are required to be made, delivered or otherwise given to holders of shares of the Convertible Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery, addressed to the Persons shown on the books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation's Amended and Restated Certificate of Incorporation and By-laws and applicable law, as in effect from time to time. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five (5) Business Days after being deposited in the U.S. mail, postage prepaid, if mailed; and when receipt is acknowledged verbally or in writing (but not mechanically), if telecopied.

               2. Certain Remedies. Any registered holder of shares of Convertible Preferred Stock shall be entitled to an injunction or injunctions to prevent violations of the provisions of this Certificate of Designation and to enforce specifically the terms and provisions of this Certificate of Designation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity. Notwithstanding the foregoing, the observance of any term of this Certificate of

Designation which benefits only the holders of the Convertible Preferred Stock may be waived by holders of at least a majority of all issued and outstanding Convertible Preferred Stock (either generally or in a particular instance and either retroactively or prospectively).

               3. Invalidity. If any right, preference or limitation of the Convertible Preferred Stock set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall not be deemed dependant upon any other such right, preference or limitation unless so expressed herein.

               4. Limitation on Indebtedness. For so long as any Convertible Preferred Stock is outstanding, the Company shall not incur any Indebtedness other than as contemplated by the Noteholders Agreement.

        E. Definitions. For the purposes of this Certificate of Designation, the following terms shall have the meanings indicated:

               "AGREEMENT" means the Restructuring Agreement dated February 21, 2001 between the Corporation and the holders set forth on Schedule A thereto.

               "AGREEMENT DATE" means February 21, 2001.


               "AFFILIATE" means any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

               "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION" means the Amended and Restated Certificate of Incorporation, as amended from time to time (including, without limitation, by any certificate of amendment or certificate of designation), of the Corporation and/or its Subsidiaries, as the context may require.

               "BUSINESS DAY" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

               "BY LAWS" means the by-laws, as amended, of the Corporation and/or its Subsidiaries, as the context may require.

               "CHANGE OF CONTROL TRANSACTION" shall mean the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, the sale, lease, transfer or conveyance, in a transaction or series of transactions, of all or substantially all the assets of the Company to another Person, the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) by any person (as defined in Section 13(d) of the Exchange Act) together with its affiliates and associates (as each of such terms are defined in Rule 405 under the Securities Act) of securities constituting in excess of 50% of the Company's voting power (excluding in all cases beneficial ownership of Notes, Amended Notes or Warrants to the extent such securities are not convertible as a result of applicable conversions on limitation contained therein) (such beneficial ownership, the "CONTROLLING EQUITY INTEREST EVENT")

               "COMMISSION" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

               "COMMON STOCK" means the Corporation's Common Stock, par value $.0001 per share.

               "CONVERSION SHARES" means the validly issued, fully paid and non-assessable shares of Common Stock of the Corporation that the Convertible Preferred Stock is convertible into pursuant to Section C(5) of this Certificate of Designation.

               "GOVERNMENTAL AUTHORITY" means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

               "INCLUDING," when followed by one or more items, means including but not limited to such items, unless the context clearly requires otherwise.

               "LIQUIDATION VALUE" means, with respect to each share of Convertible Preferred Stock, an amount equal to the Stated Value per share of Convertible Preferred Stock plus (x) the Accreted Amount as of such date and (y) an amount equal to any dividends accrued but not yet not paid under Section C(2)(b).

               "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System.

               "PERMITTED ASSET SALE" means a sale or other disposition by the Company or any of its Subsidiaries of (whether through sale of assets, sale of Subsidiary stock, Subsidiary merger or otherwise) one or more individual business units or lines of business in one or more transactions (i) in which all or substantially all of the proceeds to the Company or its Subsidiaries consist of cash (whether payable currently or in the future), equity securities to the extent contemplated by Section 9.4 of the Agreement or a combination thereof or
(ii) which are approved by the holders of at least a majority of all issued and outstanding shares of Convertible Preferred Stock; provided, however, that the net proceeds to the Company and its Subsidiaries of any such sales or other dispositions shall be applied in accordance with the applicable provisions of this Certificate of Designations and the Amended Notes.

               "PERSON" means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

               "REQUISITE SHAREHOLDER APPROVAL" means the approval by the stockholders of the Corporation (i) required by the NASDAQ to permit the increase of authorized capital of the Corporation to allow conversion of all authorized shares of the Convertible Preferred Stock into Common Stock.

               "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

               "STATED VALUE" means $1000 per share for each of the then outstanding shares of Convertible Preferred Stock.

               "SUBSIDIARY" means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Certificate of Designation shall refer to a Subsidiary or Subsidiaries of the Corporation.

        IN WITNESS WHEREOF, said QUOKKA SPORTS, INC. has caused this Certificate of Designation of Convertible Preferred Stock to be duly executed by its duly authorized officer, this 22nd day of February, 2001.


                               QUOKKA SPORTS, INC.


                               By:     /s/ Alvaro Saralegui
                                  ------------------------------------
                                  Name:  Alvaro Saralegui
                                  Title:  President and Chief Executive Officer

                                    EXHIBIT A

                      (TO BE EXECUTED BY REGISTERED HOLDER
                IN ORDER TO CONVERT CONVERTIBLE PREFERRED STOCK)

                                CONVERSION NOTICE
                                       FOR
                 7% SERIES A SENIOR CONVERTIBLE PREFERRED STOCK


        The undersigned, as a holder of _____ shares of 7% Series A Senior Convertible Preferred Stock (the "CONVERTIBLE PREFERRED STOCK")of QUOKKA SPORTS, INC. (the "COMPANY"), hereby elects to convert that number of shares of the Convertible Preferred Stock shown on the next page into shares of Common Stock, $.0001 par value per share (the "COMMON STOCK"), of the Company according to the terms of the Certificate of Designation for the Convertible Preferred Stock, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder of shares for any conversion, except for transfer taxes, if any.

Conversion Information:             NAME OF HOLDER:
                                                   -----------------------------
                                       By:
                                       -----------------------------------------
                                       Print Name:
                                       Print Title:

                                       Print Address of Holder:

                                       -----------------------------------------

                                       -----------------------------------------

                                       Issue Common Stock to:
                                                             -------------------
                                       at:
                                          --------------------------------------

                                       Electronically transmit and credit Common
                                       Stock to:              at:
                                                --------------   ---------------

                                       -----------------------------------------
                                       Date of Conversion

                                       -----------------------------------------
                                       Applicable Conversion Price

                THE COMPUTATION OF THE NUMBER OF COMMON SHARES TO
                  BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for:
                                ------------------------------------------------
                                               (NAME OF HOLDER)



              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED



A.      Number of shares of Convertible Preferred Stock converted:
                                                                      ---------

B.      Accrued, unpaid dividends on the number of shares converted: $
                                                                      ---------

TOTAL DOLLAR AMOUNT CONVERTED (TOTAL OF A + B)                       $
                                                                      --------

                                                                     =========

Conversion Price                                                     $
                                                                      --------

Number of Shares of Common Stock = Total dollar amount converted =   $
                                   -----------------------------      --------
                                            Conversion Price         $
                                                                      --------
Number of shares of Common Stock =
                                  ------------------------

If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for shares of Common Stock in the following amount(s):


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Please issue and deliver _____ new certificate(s) representing shares of
Convertible Preferred Stock in the following amounts:

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